                                                                    Exhibit 10.1


                      AMENDMENT NO. 2 TO FUNDING AGREEMENT

      This Amendment No. 2 (this "Amendment") to the Funding Agreement dated August 8, 2000, as amended July 14, 2003 (together, the "Funding Agreement"), between Targeted Genetics Corporation, a Washington corporation ("Targeted"), and Biogen Idec MA Inc., a Massachusetts corporation ("Biogen"), is made as of September 1, 2005.

                                    AGREEMENT

      1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Funding Agreement.

      2. Amendments. The Funding Agreement is hereby amended as follows:

            (a) The complete text of the definition of "Maturity Date" in "Article One, Definitions" is hereby deleted.

            (b) The following shall be added as new definitions in alphabetical order to "Article One, Definitions":

            "Final Maturity Date" means August 1, 2009, the date on which the final installment of principal and final payment of interest is due and payable under the Note. If the Final Maturity Date falls on a day that is not a business day, then the Maturity Date shall be extended to the next succeeding business day."

            "Milestone Payments" mean any and all payments and fees actually received in cash, cash equivalents, marketable securities or other liquid assets by Targeted or any of its subsidiaries from any licensee or sublicensee or from any person with which it has a collaborative, funding or marketing relationship for developing and/or commercializing any product, in each case, regardless of how such payment or fee may be characterized, other than: (i) revenue received by Targeted or any of its subsidiaries from a person with which it has a collaborative, funding or marketing relationship to the extent such payment is reimbursement of development costs actually incurred and paid by Targeted or such subsidiary in the course of such collaboration, funding or marketing agreement; (ii) reimbursements received by Targeted or any of its subsidiaries for out-of-pocket costs or expenses actually incurred and paid by them;
            (iii) amounts received by Targeted or any of its subsidiaries for the manufacture or supply of products or materials by them; (iv) reimbursements received by Targeted or any of its subsidiaries for expenses actually incurred and paid by them in the commercial sale of a product; and (v) the market value of equity or debt of Targeted or any of its subsidiaries (i.e., excluding any premium paid on equity or discount received on debt) purchased by such collaborative, funding or marketing partner."


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            (c) The last sentence of "Article Two, The Loan, Section 2.1 Terms of the Loan, Subsection 2.1.2 Promissory Note" is hereby deleted and replaced in its entirety to read as follows:

            "The principal amount of the Note shall be due and payable in installments in the amounts and on the dates set forth in Section
            2.1.5 of this Agreement.


            (d) The complete text of "Article Two, The Loan, Section 2.1 Terms of the Loan, Subsection 2.1.5 Repayment" is hereby deleted and replaced in its entirety to read as follows:

            "Accrued and unpaid interest on the Loan shall be paid annually on each August 31 (provided, that if such date would fall on a day that is not a business day, then the interest payment date shall be extended to the next succeeding business day) and on the Final Maturity Date. All outstanding principal of the Loan shall be due and payable in cash according to the following schedule:

               Payment Date               Principal Amount
               ------------               ----------------

              September 1, 2005              $2,500,000
              August 1, 2007                 $2,500,000
              August 1, 2008                 $2,500,000
              August 1, 2009                 $2,500,000


            In addition, Targeted agrees to pay Biogen, no later than the 10th business day following receipt thereof, an amount equal to one-third of any Milestone Payments received by Targeted or any of its subsidiaries (each such payment, a "Mandatory Prepayment"). Any Mandatory Pre-Payment shall be applied (i) first to the payment of any accrued and unpaid interest on the principal being repaid, and
            (ii) second to the payment of outstanding principal in reverse order of maturity (i.e. starting with the outstanding principal due on the latest payment date set forth in the above table).

            (e) The complete text of "Article Two, The Loan, Section 2.1 Terms of the Loan, Subsection 2.1.6 Prepayment" is hereby deleted and replaced in its entirety to read as follows:

            In addition to the Mandatory Prepayments, Targeted may prepay all or any portion of the Loan at any time without premium or penalty (any such payment, a "Voluntary Prepayment"). Any Voluntary Pre-Payment shall be applied (i) first to the payment of any accrued and unpaid interest on the


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            principal being repaid, and (ii) second to the payment of
            outstanding principal in reverse order of maturity (i.e. starting with the outstanding principal due on the latest payment date set forth in the table in Section 2.1.5).

      3. Additional Agreements. The parties further agree as follows:

            (a) Co-Sale Right. If before November 30, 2005, the Board of Directors of Targeted resolves to offer for sale shares of its common stock ("Common Stock") in a public or private offering in which net proceeds to Targeted is expected to equal or exceed $10,000,000 (after consideration of any reduction resulting from any co-sale by Biogen) (a "Qualified Offering"):

                  (i) Targeted shall deliver notice of such proposed offering to Biogen at least 5 business days before Targeted commences directly, or indirectly through an underwriter, placement agent or broker-dealer, to solicit investors for such proposed offering.

                  (ii) At the request of Biogen given by Biogen's written notice to Targeted within 2 business days after receipt of notice from Targeted, Targeted shall permit Biogen to participate in such offering by selling shares of Common Stock held by Biogen in an amount of not less than 1,000,000 shares (which minimum amount shall be subject to reduction if the managing underwriter or managing placement agent of the offering in its reasonable discretion determines that inclusion of all 1,000,000 shares held by Biogen would create a substantial risk that Targeted will not successfully raise net proceeds of at least $10,000,000 in the offering) and up to a maximum of 2,000,000 shares (which maximum amount may be subject to increase, with the consent of each of Targeted and Biogen in their respective sole discretion, if the managing underwriter or managing placement agent of the offering determines that inclusion of a greater amount would be compatible with the ability of Targeted to successfully raise net proceeds of $10,000,000 or more in the offering). In the event the managing underwriter or managing placement agent recommends a reduction in the number of shares of Common Stock held by Biogen included in the offering, Biogen shall be permitted to include in the offering such number of shares of Common Stock held by it as would not, in the opinion of such underwriter, agent or initial purchaser create a substantial risk that Targeted will not successfully complete the offering and thereby raise net proceeds of at least $10,000,000. Targeted agrees to use its best efforts to structure the offering so that Biogen is able to participate in it by selling shares of Common Stock held by Biogen in an amount of not less than 1,000,000 shares.

                  (iii) Except as set forth below, the participation of Biogen in the offering as contemplated by Section 3.1(a)(ii) shall be on the specified terms and conditions of such offering as agreed upon by and among Targeted and the underwriters or placement agents in such offering and Biogen shall (1) deliver or arrange for delivery of such usual and customary documents and instruments related thereto and (2) provide any information required for inclusion in the offering documents regarding Biogen, in each case as may be reasonably requested by such underwriters or placement agents:

                        (1) Targeted shall pay all expenses and fees in connection with the offering whether or not the offering is completed, including, without limitation, all


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registration statement or other filing fees, the fees and expenses of counsel and accountants to Targeted, all out-of-pocket expenses of the underwriters or placement agents, all printing costs, the cost of any filings with the National Association of Securities Dealers or any stock exchange or securities quotation system, the cost of listing any securities on any stock exchange or authorizing any securities for trading on any quotation system and all reasonable out-of-pocket expenses incurred by Biogen in connection with the offering (including the reasonable fees and expenses of counsel to Biogen in an amount not to exceed $40,000), but excluding the underwriters' discounts and commissions, brokerage fees or placement agent fees payable in respect of the shares of Common Stock sold by Biogen in the offering, which discounts, commissions, brokerage fees or placement agent fees shall be the responsibility of Biogen.

                        (2) Targeted shall not include any information in the documents for the offering regarding Biogen without the prior written consent of Biogen, which shall not be unreasonably withheld or delayed.

                        (3) Biogen shall not be required to make any representations or warranties to any person in connection with the offering regarding Targeted.

                        (4) Biogen shall not be required to indemnify (or provide contribution to) any person in connection with the offering, except to indemnify Targeted, the underwriters, placement agents or initial purchasers for any untrue (or alleged) statement of a material fact in the information regarding Biogen that Biogen has specifically provided in writing to be included in the Registration Statement, prospectus or offering memorandum for the offering and for any breaches of its representations, warranties or agreements.

                        (5) Except as set forth in Section 3(b) hereof, Biogen shall not be required to enter into any lock-up agreement or other restriction with respect to its transactions in or related to securities of Targeted.

         (b) Lock-up

                  (i) During the period from the date hereof through the earlier of (1) November 30, 2005 and (2) the consummation of a Qualified Offering (the "Initial Lock-up Period"), Biogen hereby agrees that, other than pursuant to
Section 3(a), it will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by Biogen or with respect to which Biogen has or hereafter acquires the power of disposition (collectively, the "Lock-Up Securities") or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. In addition, in the event Targeted consummates a public or private offering of Common Stock (including without limitation a Qualified Offering) prior to November 30, 2005, Biogen further agrees, at the request of the managing underwriter or managing placement agent of such offering, to enter into a customary form of lock-up agreement ("Biogen's Lock-up Agreement") containing terms


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substantially similar to the terms set forth above and for a lock-up period of not more than 90 days after the consummation of such offering (the "Offering Lock-up Period"); provided, that in the event Biogen sells at least 1,000,000 shares of Common Stock held by it in such offering, the Offering Lock-up Period shall be increased by an additional 45 days for each 500,000 shares of Common Stock Biogen sells above 1,000,000. The lock-up provided for in Biogen's Lock-up Agreement shall terminate immediately if the Qualified Offering is abandoned by Targeted at any time.

                  (ii) Targeted agrees to use its best efforts to cause each director, officer and holder of 10% or more of its Common Stock to enter into a customary form of lock-up agreement with the managing underwriter or managing placement agent of the Qualified Offering containing terms substantially similar to the terms set forth in Section 3(b)(i) above. Biogen's Lock-up Agreement shall provide that if the managing underwriters or placement agents for the offering consent to or otherwise permit a transaction by an officer, director or stockholder with respect to all or a portion of their shares of Common Stock, which action would not otherwise be permitted by the lock-up agreement of such officer, director or stockholder, Biogen shall be permitted to take a similar action with respect to the same proportion of its shares of Common Stock.

         (c) Waiver of Registration Rights. Biogen hereby waives its registration rights set forth in Sections 3.6.2 and 3.6.3 of the Funding Agreement with respect to any offering by Targeted consummated before November 30, 2005, including without limitation any registration effected pursuant to any registration rights granted to purchasers in the event such offering is a private placement.

         (d) Indemnification and Contribution.

                  (i) Targeted agrees to indemnify and hold harmless Biogen, each person, if any, who controls Biogen within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer, director, agent and employee of Biogen and each officer, director, agent and employee of each such controlling person, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses incurred in connection with defending or investigating any such action or claim) arising out of, relating to, or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary or final prospectus, preliminary or final offering memorandum, offering circular or other offering document used in connection with the Qualified Offering, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than any statement or omission based on information concerning Biogen supplied by Biogen in writing to Targeted expressly for inclusion therein.

                  (ii) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 3(d)(i) hereof, such person (the "indemnified party") shall promptly notify Targeted in writing and Targeted, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others Targeted may designate in such proceeding and shall pay the reasonable fees and disbursements of such


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counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) Targeted and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Targeted and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Targeted shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and agrees that all such fees and expenses shall be reimbursed promptly as they are incurred. Any counsel to the indemnified parties shall be designated in writing by Biogen. Targeted shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Targeted agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Targeted shall not, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not impose any monetary or other obligation or restriction on the indemnified party.

                  (iii) To the extent that the indemnification provided for in
Section 3(d)(i) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Targeted under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of Targeted on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified parties on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Biogen or by Targeted, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3(d)(iii) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding this
Section 3(d)(iii), no indemnifying party shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of securities by it in the offering exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation


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(within the meaning of Section 11(f) of the Securities Act of 1933, as amended)
shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (iv) The remedies provided for in this Section 3(d) are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity, hereunder, under the Funding Agreement or otherwise. The indemnity and contribution provisions contained in this Section 3(d) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of Biogen or any person controlling Biogen, and (iii) the sale of any Common Stock by Biogen.

            (e) Notification if Targeted Abandons Qualified Offering. If Target determines to abandon a Qualified Offering at any time after providing the notice to Biogen pursuant to Section 3(a)(i) hereof, Targeted shall promptly notify Biogen.

      4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Funding Agreement shall remain in full force and effect.

      5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                            [signature pages follows]


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      IN WITNESS WHEREOF, Targeted and Biogen have caused this Amendment to be duly executed as of the date first above written.


TARGETED GENETICS CORPORATION

By:    /S/ H. STEWART PARKER
       ---------------------------------
Name:  H. Stewart Parker
       ---------------------------------
Title: President and CEO
       ---------------------------------


BIOGEN IDEC MA INC.

By:    /S/ MICHAEL F. PHELPS
       ---------------------------------
Name:  Michael F. Phelps
       ---------------------------------
Title: Vice President & Treasurer
       ---------------------------------


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